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                                                            EXHIBIT 10(u)





                              EMPLOYMENT AGREEMENT


This Agreement ("Agreement"), shall govern the employment of Phillip P. Krumb ("Officer") as Vice President of Datapoint Corporation ("Datapoint"), a Delaware Corporation with a principal place of business at 8400 Datapoint Drive, San Antonio, Texas 78229-8500. This Agreement shall be for employment effective September 19, 1994.

1. Position. The parties agree that Officer is employed as Vice President and Chief Financial Officer of Datapoint.

2. Term. The term of the Officer's employment shall be indefinite, subject to the provisions on termination set forth elsewhere herein.

3. Salary. Officer's salary shall be a minimum of One Hundred Seventy Thousand U.S. Dollars ($175,000) per year, payable bi-weekly in arrears.

4. Performance Bonus. The Officer's annual performance bonus shall be calculated as follows:

          Datapoint's net pre-tax earnings, excluding the excess over U.S. $10,000,000 of the net of any extraordinary gains due to debt repurchase or exchange against all extraordinary losses, times one percent (1.0%). The Officer shall not be eligible for this bonus for any fiscal year which is not completed prior to the termination of his employment.

          The Officer shall be guaranteed $50,000 for FY95, provided he remains in the employ of Datapoint through the close of the fiscal year.

5. Stock Options. Officer shall be recommended to the Compensation Committee of Datapoint for a stock option of 50,000 shares of Datapoint Common Stock at fair market value. This option will vest in three (3) equal annual installments, exercisable over a period of three years.

6. Benefits. Officer shall be entitled to standard employee benefits plus the following benefits:

     a. Participation in the Executive Medical Plan by Officer and family at no cost to Officer.

     b.   An automobile allowance of $600.00 per month.

     c. Group term life insurance under the U.S. Executive Life Plan as it may be amended from time to time.


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     d.   Datapoint payment/reimbursement of reasonable personal tax and financial planning and preparation fees, capped at $1,500 annually.

7.   Relocation

     a. A relocation allowance will be made available immediately after acceptance of employment to equal four weeks salary.

     b. You will be reimbursed for all reasonable temporary living expenses for a period of three months, if necessary.

     c. The Company will assume all reasonable costs associated with relocation, excluding those costs associated with the purchase or sale of any residence.

     d. A gross-up for tax purposes will be provided for all costs associated with relocation.

8.   Termination.

     8.1 By Officer. Officer may terminate his employment at his own behest upon forty-five days written notice to Datapoint without any termination liability of either party to the other, other than Datapoint's obligation to pay Officer any earned but unpaid salary and bonus or reasonable unreimbursed business expenses, and any rights of Officer under any stock option and/or indemnity agreements between Datapoint and Officer.

     8.2 By Datapoint. The termination of Officer's employment at the behest of Datapoint at any time, other than for cause, shall require Datapoint to pay Officer not more than the sum of $100,000.


          This amount shall be paid in bi-weekly installments equal to the payroll payments previously made to Officer prior to such termination, with the last such payment being in whatever amount is required to complete Datapoint's obligation to Officer. Officer shall also be entitled to a six (6) month employee (not Executive) medical benefit continuation, plus any performance bonus to which he might be entitled to under the provision of Section 4 hereof. Datapoint shall further remain liable to Officer for any earned but unpaid salary or reasonable unreimbursed business expenses, and any rights of Officer under any stock and/or indemnity agreements between Datapoint and Officer. This amount shall be reduced by any termination payments and/or benefits required to be separately paid to Officer by law.





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9.   Successors In Interest.  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of Datapoint by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but neither this Agreement nor any rights or benefits hereunder may otherwise be assigned by either party hereto.

10. Invalid Provision. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

11. Venue. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be resolved by the courts of competent jurisdiction of Bexar County, Texas.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Texas applicable to agreements made and to be performed entirely in Texas.

13. Entire Agreement. This Agreement shall constitute the entire agreement between the parties superseding all prior agreements, and may not be modified, amended or waived except by written agreement signed by both parties hereto.



IN WITNESS of their intention to be bound, the parties hereto set their signatures.



DATAPOINT CORPORATION                   PHILLIP P. KRUMB



/s/ DORIS D. BENCSIK                    /s/ PHILLIP P. KRUMB
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Doris D. Bencsik, President and         Phillip P. Krumb
Chief Operating Officer



Date: September 13, 1994                  Date:  9/16/94
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